Exhibit 99.2

August 1, 2014

Dear Bally Teammates,

Today we are taking another step forward to broaden Bally's growth opportunities by announcing that we are combining our business with Scientific Games Corporation (Scientific Games), a leading global gaming supplier. The acquisition of Bally by Scientific Gaming combines two best-in-class, customer-centric gaming companies with a shared commitment to innovation. Bally and Scientific Games have entered into a definitive agreement and plan of merger with the approval by both Boards of Directors. The news release, which was issued this morning, is attached to this letter.

Publicly traded on the NASDAQ, Scientific Games is a diversified, global organization that designs, manufactures, distributes, and operates innovative products and technology for the gaming and lottery industries. With approximately 5,200 employees around the globe, Scientific Games has been at the forefront of gaming and lottery innovation for more than 40 years, and acquired WMS just last year. They are renowned for their ownership of great content, technologies, and global brands that still have plenty of room to grow – much like us. And like Scientific Games, Bally has a history of innovation and technological excellence underscored by the introduction of numerous industry game changers.

There has been a great deal of gaming industry activity in the past year: Scientific Games’ purchase of WMS, Pinnacle’s merger with Ameristar, of course Bally’s combination with SHFL entertainment, and in the last month, the announcements of Aristocrat’s pending acquisition of VGT and GTECH’s pending acquisition of IGT.

As part of our fiduciary responsibility to our shareholders, our Board of Directors regularly evaluates a variety of options and alternatives in considering what is in the best interests of the company and our shareholders. We think this is the right time to join forces with Scientific Games because there is a unique opportunity to combine each other's strengths. We are confident that together we will become a collectively larger, stronger company that will best position the organization for the future.

Together, we each bring highly skilled and talented organizations with solid business infrastructures and sound fundamentals. I believe that Bally and Scientific Games share similar visions: building the industry’s leading technology supplier to the casino industry based on delivering best-in-class products and services to customers around the world.

Without this acquisition, we are great company comprised of very special people. With this transaction, I am confident that we will not only remain a great company, but that we will accelerate our potential, creating exciting future opportunities for the combined businesses. Scientific Games has made it very clear that the caliber of our people and our culture were key factors in their decision to move forward with Bally.

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We realized that this is another significant change for our organization. I know everyone is wondering what this will mean for careers, benefits, and compensation. In a situation like this, there are always some uncertainties, but there are always opportunities as well. We are committed to communicating honestly and openly with you by providing frequent updates on the transaction. I encourage you to refer to the Frequently Asked Questions (FAQ) that are also attached to this letter. I’ll be scheduling a series of global informational telephonic meetings; the exact times and dial-in information will be emailed in advance.

Before we close the transaction, we must obtain approval by our shareholders and other customary regulatory approvals. The parties currently anticipate the acquisition to close in early 2015.

Until the transaction is complete, Bally and Scientific Games will remain separate companies and it will be business as usual for all of us. The key to our success has been – and will continue to be – you. As we move forward, we ask that you continue to focus on your day-to-day responsibilities as they relate to our goals and strategies and to continue providing our customers with the industry-leading solutions and services they expect from Bally.

You have all played a meaningful role in building the great history of Bally over the past 82 years. Today’s announcement builds on our proud legacy and provides us with more opportunity than ever before to do what we do best. I am very proud of what we have accomplished together and I’m excited for Bally's next chapter.

I’m hosting a short call at 9:30 a.m. PDT today for all employees. I encourage you to join and learn a little bit more about why this announcement is so important for our future.

Sincerely,

Richard Haddrill

Forward-Looking Statements

This communication may contain forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Although we believe the expectations reflected in any forward-looking statements are reasonable, they involve known and unknown risks and uncertainties, are not guarantees of future performance, and actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements and any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Bally Technologies, Inc. (the “Company”) or its business or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of the Company to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (2) litigation relating to the merger; (3) uncertainties as to the timing of the consummation of the merger and the ability of each of the Company and Scientific Games Corporation (“SGMS”) to consummate the merger; (4) risks that the proposed transaction disrupts the current plans and operations of the Company; (5) the ability of the Company to retain and hire key personnel; (6) competitive responses to the proposed merger; (7) unexpected costs, charges or expenses resulting from the merger; (8) the failure by SGMS to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K for the year ended June 30, 2013, as supplemented by the risks described Part II, Item 1A of our Quarterly Report of Form 10-Q for the fiscal quarter ended December 31, 2013, and our more recent reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company and SGMS. The proposed transaction will be submitted to the shareholders of the Company for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement to be filed with the SEC. The Company and SGMS also plan to file with the SEC other documents regarding the proposed transaction. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to the Company’s Investor Relations website page at http://investor.ballytech.com or by contacting Investor Relations by mail to Bally Technologies, Inc., Attn: Investor Relations, 6650 El Camino Road; Las Vegas, NV 89118.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the meeting of shareholders that will be held to consider the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Shareholders, which was filed with the SEC on October 28, 2013. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

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